                                               Filed Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-19987

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 3, 1997)

                                1,250,000 Shares

                        Diamond Offshore Drilling, Inc.
                                  COMMON STOCK
                            ------------------------
     This Prospectus Supplement and the accompanying Prospectus relate to 1,250,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Diamond Offshore Drilling, Inc. ("Diamond Offshore" or the "Company") offered hereby (the "Offering") by the Company. The Company expects to use the net proceeds of the Offering to acquire the Polyconfidence, a semisubmersible accommodation vessel currently working in the U.K. sector of the North Sea. See "Use of Proceeds." The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "DO." On April 14, 1997 the last reported sale price of the Common Stock on the NYSE was $67 5/8 per share.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, ANY SUPPLEMENT HERETO OR THE
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     The Shares will be purchased from the Company by Morgan Stanley & Co. Incorporated (the "Underwriter") at a price of $65.986 per share, resulting in $82,482,500 aggregate net proceeds (before expenses) to the Company. The Company will pay certain expenses of the Offering estimated at $200,000.

     The Shares may be offered by the Underwriter from time to time at negotiated fixed prices in one or more transactions. The Shares will not be sold on or through the facilities of a national securities exchange or to or through a market maker otherwise than on an exchange. See "Underwriting."

     The Company has agreed to indemnify the Underwriter against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
                            ------------------------
     The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriter named herein and subject to approval of certain legal matters by Andrews & Kurth L.L.P., counsel for the Underwriter. It is expected that delivery of the Shares, in book-entry form, will be made through the facilities of The Depository Trust Company on or about April 18, 1997, against payment therefor in immediately available funds.
                            ------------------------

                              MORGAN STANLEY & CO.
                                  Incorporated

April 15, 1997.

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                            ------------------------

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
                      PROSPECTUS SUPPLEMENT

The Company.................................................   S-3
Use of Proceeds.............................................   S-4
Price Range of Common Stock.................................   S-5
Underwriting................................................   S-6
Notice to Canadian Residents................................   S-8
Legal Matters...............................................   S-8

                            PROSPECTUS
Available Information.......................................     2
Incorporation of Certain Documents by Reference.............     2
The Company.................................................     3
Ratio of Earnings to Fixed Charges..........................     3
Use of Proceeds.............................................     3
Description of Debt Securities..............................     3
Description of Preferred Stock..............................    10
Description of Common Stock.................................    11
Description of Securities Warrants..........................    12
Plan of Distribution........................................    13
Legal Matters...............................................    14
Experts.....................................................    14

                           FORWARD-LOOKING STATEMENTS

     WHEN INCLUDED IN THIS PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR IN DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE WORDS "EXPECTS," "INTENDS," "ANTICIPATES," "ESTIMATES" AND ANALOGOUS EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS INHERENTLY ARE SUBJECT TO A VARIETY OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. SUCH RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHERS, GENERAL ECONOMIC AND BUSINESS CONDITIONS, INDUSTRY FLEET CAPACITY, CHANGES IN FOREIGN AND DOMESTIC OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITY, COMPETITION, CHANGES IN FOREIGN POLITICAL, SOCIAL AND ECONOMIC CONDITIONS, REGULATORY INITIATIVES AND COMPLIANCE WITH GOVERNMENTAL REGULATIONS, CUSTOMER PREFERENCES AND VARIOUS OTHER MATTERS, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PROSPECTUS SUPPLEMENT. THE COMPANY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO RELEASE PUBLICLY ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN THE COMPANY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

                                  THE COMPANY

     The Company, through wholly owned subsidiaries, engages worldwide in the contract drilling of offshore oil and gas wells and is a leader in deep water drilling. The Company's fleet of 46 mobile offshore drilling rigs is one of the largest in the world and includes the largest fleet of semisubmersible rigs. The fleet is comprised of 30 semisubmersibles, 15 jack-ups and one drillship. In addition, the Company operates a jack-up rig under bareboat charter, which will terminate in 1997. The Company operates the largest fleet of semisubmersibles currently working in the U.S. Gulf of Mexico.

     Diamond Offshore seeks to maximize dayrates and rig utilization by continuously adapting to changes in its markets, improving the capabilities of its drilling rigs and increasing the quality of its service. The key elements of its strategy are to:

     - Market worldwide its large, diverse fleet, focused on its semisubmersible rigs, which is capable of satisfying customer requirements in a variety of applications;

     - Continue to enhance its fleet to meet customer demand for diverse drilling capabilities, including those required for deep water and harsh environment operations;

     - Continue to exploit the potential of Diamond Offshore's nine Victory-class semisubmersible rigs by pursuing projects that take advantage of this rig type's unique design to yield significantly enhanced rigs; and

     - Maintain a program of continuous improvement of quality and safety through Diamond Offshore's Global Excellence Management System and further capitalize on customer recognition of Diamond Offshore's quality and safety achievements.

     The Company recently reported its unaudited financial results for the quarter ended March 31, 1997. Net income for the quarter ended March 31, 1997 was $56.2 million, an increase of 200.2% over $18.7 million of net income for the quarter ended March 31, 1996. Net income per share and common equivalent share was $0.79 for the quarter ended March 31, 1997, up 113.5% from $0.37 per share for the quarter ended March 31, 1996. Revenues for the quarter ended March 31, 1997 were $204.7 million, an increase of 91.6% over $106.7 million of revenues for the quarter ended March 31, 1996. The table below sets forth some of the financial results discussed above.

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                           ------------------------
                                                             1997           1996
                                                           ---------     ----------
                                                                (IN THOUSANDS,
                                                            EXCEPT PER SHARE DATA)
Revenues.................................................  $ 204,733     $  106,868
Operating income.........................................  $  84,306     $   25,696
Net income...............................................  $  56,230     $   18,732
Net income per share and common equivalent share.........  $    0.79     $     0.37
Stockholders' equity.....................................  $1,250,584    $  511,632

     On February 4, 1997, the Company issued $400.0 million of its 3 3/4% Convertible Subordinated Notes due February 15, 2007. These notes are convertible into approximately 4.9 million shares of Common Stock at any time prior to maturity at a conversion price of $81.00 per share.

     The Company has agreed in principle to acquire the Polyconfidence, a semisubmersible accommodation vessel currently working in the U.K. sector of the North Sea. The Company's cost to acquire the vessel is expected to be approximately $81.0 million in cash. The Polyconfidence was constructed in 1987 and has Class III dynamic positioning capabilities. The Company is in discussions with several oil companies regarding conversion of the Polyconfidence to a semisubmersible drilling unit with fourth- or fifth-generation capabilities. Such a conversion would be dependent upon the receipt of a term contract commitment at favorable dayrates. Although the extent of the conversion would be dependent upon the particular demands of the customer, the

Company's preliminary estimate of conversion costs is approximately $160.0 to $175.0 million. The Polyconfidence would begin its conversion at the conclusion of its present accommodation unit contract, which is estimated to occur no later than March 1998. Prior to expiration of this contract, the Company will receive approximately $15,000 per day under a bareboat charter of the vessel. The Company expects to finance the conversion of the Polyconfidence through the use of cash on hand or internally generated funds. There can be no assurance that the vessel can or will be upgraded to fourth-or fifth-generation capability in a cost-effective manner, that if the vessel is so upgraded there will be adequate demand for its services, or that competitors will not achieve comparable capabilities through other means attractive to customers.

     The Company is continually considering other potential transactions including, but not limited to, enhancement of existing rigs, the purchase of additional rigs, construction of new rigs and the acquisition of other companies engaged in contract drilling. Certain of the potential transactions reviewed by the Company would if completed result in its entering new lines of business, although in general these opportunities have been related in some manner to the Company's existing operations. For example, the Company has explored the possibility of acquiring certain floating production systems, crew accommodation units similar to the Polyconfidence and oil service companies providing subsea products, technology and services, and shipping assets such as oil tankers, through the acquisition of existing businesses or assets or new construction. As of the date hereof, except as described above the Company has no pending commitment with respect to any material business opportunity. There can be no assurance that the Company will consummate the Polyconfidence transaction, make other material acquisitions or investments or that, if made, such acquisitions or investments will be successful.

                                USE OF PROCEEDS

     The proceeds to the Company from the sale of the Shares in the Offering, after deducting underwriting discounts and commissions and estimated expenses, are estimated to be approximately $82,282,500.

     The Company expects to use the net proceeds of the Offering to acquire the Polyconfidence, a semisubmersible accommodation vessel currently working in the U.K. sector of the North Sea. If the Polyconfidence transaction is not consummated, the Company intends to use the net proceeds of the Offering for general corporate purposes. See "The Company."

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is listed on the NYSE under the symbol "DO." The table below sets forth the high and low closing prices of the Common Stock on the NYSE Composite Tape during the periods indicated.

                                                               PRICE RANGE
                                                              ---------------
                                                              LOW       HIGH
                                                              ----      ----
1995
  Fourth Quarter (from October 10)..........................  $24       $ 34
1996
  First Quarter.............................................   33 3/8     43 3/8
  Second Quarter............................................   43 1/2     57
  Third Quarter.............................................   47         58 1/8
  Fourth Quarter............................................   54 1/4     64 3/8
1997
  First Quarter.............................................   55 3/8     73
  Second Quarter (through April 14, 1997)...................   62 3/8     68 3/4

     On April 14, 1997, the reported last sale price of the Common Stock as reported on the NYSE Composite Tape was $67 5/8.

     The Company does not currently pay any dividends. Any future determination as to payment of dividends will be made at the discretion of the Board of Directors of the Company and will depend upon the Company's operating results, financial condition, capital requirements, general business conditions and such other factors that the Board of Directors deems relevant. In addition, the Company's revolving credit facility with a group of banks (the "Credit Facility") contains covenants that limit the payment of dividends. At March 31, 1997, the Company could have declared and paid dividends of $53.0 million in the aggregate within the limitations of the Credit Facility.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the Underwriting Agreement relating to the Shares dated April 15, 1997 (the "Underwriting Agreement"), Morgan Stanley & Co. Incorporated (the "Underwriter") has agreed to purchase all of the Shares from the Company.

     The Underwriting Agreement provides that the obligation of the Underwriter is subject to the approval of certain legal matters by its counsel and to certain conditions precedent and that the Underwriter will be obligated to purchase all of the Shares, if any are purchased.

     It is expected that all or a substantial portion of the Shares may be sold by the Underwriter from time to time at negotiated fixed prices in one or more transactions, subject to prior sale, when, as and if delivered to and accepted by the Underwriter. The Shares will not be sold on or through the facilities of a national securities exchange or to or through a market maker otherwise than on an exchange.

     In connection with the sale of the Shares, the Underwriter will receive compensation in the form of commissions or discounts and may receive compensation from purchasers of the Shares for whom it may act as agent or to whom it may sell as principal in the form of commissions or discounts, in each case in amounts which will not exceed those customary in the types of transactions involved. The Underwriter and dealers that participate in the distribution of the Shares may be deemed to be underwriters, and any discounts received by them from the Company and any compensation received by them on resale of the Shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     Each of the Company and Loews Corporation ("Loews") has agreed that, for a period of 30 days after the commencement of the Offering, it will not, without the prior written consent of the Underwriter, directly or indirectly, issue, offer, sell, contract to sell, grant any option to purchase, hypothecate or otherwise dispose of, or file a registration statement under the Securities Act relating to, any Common Stock or any security convertible into or exchangeable for Common Stock, other than to the Underwriter pursuant to the Underwriting Agreement or pursuant to employee benefit plans (including stock option plans) existing on the date of this Prospectus Supplement. After such 30-day period, Common Stock or such securities may be sold (i) by the Company in private offerings or upon registration under the Securities Act and (ii) by Loews in accordance with Rule 144 promulgated under the Securities Act, upon registration under the Securities Act without regard to the volume limitations of Rule 144, or in private offerings. Diamond Offshore has agreed to use its best efforts, upon request by Loews, to register under the Securities Act any or all shares of Common Stock held by Loews and, under certain conditions, when shares of Common Stock are registered by Diamond Offshore. No prediction can be made as to the effect, if any, that future sales of Common Stock, or securities convertible into or exchangeable or exercisable for shares of Common Stock, or the availability of Common Stock for future sale, may have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock or such securities or the perception that such sales might occur could adversely affect prevailing market prices for Common Stock.

     The Underwriter has represented and agreed that (i) it has not offered or sold, and will not offer or sell, in the United Kingdom, by means of any document, any Shares other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent (except under circumstances which do not constitute an offer to the public within the meaning of the Public Offering of Securities Regulation 1995); (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue and pass on to any person in the United Kingdom any document received by it in connection with the issue of the Shares if that person is of a kind described in Article 11(3) of the Financial Services Act 1996 (Investment Advertisements) (Exemptions) Order 1988 or is a person to whom the document may otherwise lawfully be issued or passed on.

     Except with respect to the United States, no action has been taken by the Company or the Underwriter that would permit a public offering of the Shares in any country or jurisdiction where action for that purpose is required. Accordingly, the Shares may not be offered, sold or delivered, directly or indirectly, and neither this document nor any offering circular, prospectus, form of application, advertisement, or other offering material may be distributed or published in any other such country or jurisdiction except under circumstances that will result in compliance with any applicable laws and regulations.

     Purchasers of the Shares offered hereby may be required to pay stamp and other charges in accordance with the laws and practices of the country of purchase in addition to the public offering price.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which the Underwriter may be required to make in respect thereof.

     In the ordinary course of business, the Underwriter or its affiliates have engaged, and may in the future engage, in commercial banking and investment banking transactions with the Company and affiliates of the Company, including Loews.

                          NOTICE TO CANADIAN RESIDENTS
RESALE RESTRICTIONS

     The distribution of the Shares in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities regulatory authorities in each province where trades of Shares are effected. Accordingly, any resale of the Shares in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Shares.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Shares in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Shares without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, such purchaser is purchasing as principal and not as agent, and
(iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION AND ENFORCEMENT

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of actions prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Ontario purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Shares to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Shares acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Shares acquired on the same date and under the same prospectus exemption.

                                 LEGAL MATTERS

     The validity of the Shares will be passed upon for the Company by Richard
L. Lionberger, Vice President, General Counsel and Secretary of the Company, and by Weil, Gotshal & Manges LLP, Houston, Texas, and for the Underwriter by Andrews & Kurth L.L.P., New York, New York.

                     [DIAMOND OFFSHORE DRILLING, INC. LOGO]

                               ------------------

                                  $600,000,000

   Debt Securities     Preferred Stock    Common Stock    Securities Warrants

                            ------------------------

      Diamond Offshore Drilling, Inc., a Delaware corporation (the "Company"), may issue from time to time, together or separately, (1) its debt securities (the "Debt Securities"), which may be either senior ("Senior Securities") or subordinated ("Subordinated Securities") and which may be convertible into or exchangeable for shares of common stock, par value $0.01 per share, of the Company (the "Common Stock"), shares of preferred stock, par value $0.01 per share, of the Company (the "Preferred Stock"), or other Debt Securities; (2) warrants to purchase Debt Securities (the "Debt Warrants"); (3) Preferred Stock, which may be convertible into or exchangeable for shares of Common Stock or shares of Preferred Stock or Debt Securities; (4) warrants to purchase shares of Preferred Stock (the "Preferred Stock Warrants"); and (5) Common Stock, including Common Stock issuable upon the conversion or exchange of Debt Securities or Preferred Stock offered hereunder, to the extent such Debt Securities or Preferred Stock are, by their terms, convertible into or exchangeable for shares of Common Stock, in amounts, at prices and on terms to be determined by market conditions at the time of offering thereof. The Debt Warrants and Preferred Stock Warrants are collectively referred to herein as the "Securities Warrants" and the Debt Securities, Preferred Stock, Common Stock and Securities Warrants are collectively referred to herein as the "Offered Securities".

     The Offered Securities may be issued in one or more series or issuances and will be limited to $600,000,000 in aggregate public offering price (or its equivalent, based on the applicable exchange rate, to the extent Debt Securities are issued for one or more foreign currencies or currency units). The Offered Securities may be sold for U.S. dollars, or any foreign currency or currencies or currency units, and the principal of, and any premium or interest on, the Debt Securities may be payable in U.S. dollars, or any foreign currency or currencies or currency units.

     The specific terms of the Offered Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, (1) in the case of Debt Securities, the specific designation, aggregate principal amount, authorized denomination, initial offering price, maturity, premium (if any), interest rate (which may be fixed or floating), time of and method of calculating the payment of interest, if any, the currency in which principal, premium, if any, and interest, if any, are payable, any redemption or sinking fund terms, any terms for the conversion into or exchange for shares of Common Stock or Preferred Stock or other Debt Securities, terms of subordination of Subordinated Securities, and other specific terms; (2) in the case of Preferred Stock, the specific designation, any dividend, liquidation, redemption, sinking fund, voting or other rights, time of payment of dividends, any terms for the conversion into or exchange for shares of Common Stock or shares of Preferred Stock or Debt Securities, the initial offering price and other specific terms;
(3) in the case of the Common Stock, the initial offering price; and (4) in the case of Securities Warrants, the duration, initial offering price, exercise price and detachability thereof. The Prospectus Supplement will also contain information, where applicable, about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by the Prospectus Supplement.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                               ------------------

     The Offered Securities will be sold directly, through agents, dealers or underwriters as designated from time to time, or through a combination of such methods. If any agents of the Company or any dealers or underwriters are involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered, the names of such agents, dealers or underwriters and any applicable agent's commission, dealer's purchase price or underwriter's discount will be set forth in or may be calculated from the Prospectus Supplement. The net proceeds to the Company from such sale will be the purchase price less such commission in the case of an agent, the purchase price in the case of a dealer, or the public offering price less such discount in the case of an underwriter and less, in each case, other attributable issuance expenses. See "Plan of Distribution."

The date of this Prospectus is April 3, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial position, results of operations and other matters. Such reports and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain of its Regional Offices, located at Northwest Atrium Center (Suite 1400), 500 West Madison Street, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at prescribed rates. Such material can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference herein its Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and its Current Reports on Form 8-K dated January 29, 1997 and February 11, 1997, all of which have been previously filed with the Commission under File No. 1-13926, and the description of Common Stock of the Company that is contained in the registration statement on Form 8-A dated September 6, 1995 filed under the Exchange Act under File No. 1-13926, and Amendment No. 1 thereto on Form 8-A/A dated October 9, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering of the Offered Securities offered hereby shall be deemed incorporated herein by reference, and such documents shall be deemed to be a part hereof from the date of filing such documents. Any statement contained herein, in a document incorporated or deemed to be incorporated by reference herein, or in the accompanying Prospectus Supplement, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the above documents incorporated or deemed to be incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests should be directed to:
Diamond Offshore Drilling, Inc., 15415 Katy Freeway, Houston, Texas 77094; Attn:
Corporate Secretary (telephone 281-492-5300).

                                  THE COMPANY

     The Company, through wholly owned subsidiaries, engages worldwide in the contract drilling of offshore oil and gas wells and is a leader in deep water drilling. The Company's fleet of 46 mobile offshore drilling rigs is one of the largest in the world and includes the largest fleet of semisubmersible rigs. The fleet is comprised of 30 semisubmersibles (including three of the world's 13 fourth-generation semisubmersibles), 15 jack-ups and one drillship.

     Unless the context otherwise requires, references herein and in any Prospectus Supplement to the "Company" shall mean Diamond Offshore Drilling, Inc. and its subsidiaries.

     The Company is a Delaware corporation with its principal executive offices located at 15415 Katy Freeway, Houston, Texas 77094, where its telephone number is (281) 492-5300.

                       RATIO OF EARNINGS TO FIXED CHARGES

     For the year ended December 31, 1996, the Company's ratio of earnings to fixed charges was 31.56x. The Company's fixed changes exceeded the Company's earnings by approximately $13,803,000, $46,425,000, $21,670,000 and $77,951,000
for the years ended December 31, 1995, 1994, 1993 and 1992, respectively. Fixed charges for the years ended December 31, 1992 through December 31, 1995 consisted primarily of interest expense on notes payable to Loews Corporation. For all such periods, the ratio of earnings to fixed charges has been computed on a total enterprise basis. Earnings represent income from continuing operations plus income taxes and fixed charges. Fixed charges represent interest, whether expensed or capitalized.

                                USE OF PROCEEDS

     Unless otherwise specified in the Prospectus Supplement, the net proceeds from the sale of the Offered Securities offered hereby will be used for general corporate purposes, including repayment of borrowings, working capital, capital expenditures and acquisitions. Additional information on the use of net proceeds from the sale of the Offered Securities offered hereby is set forth in the Prospectus Supplement relating to such Offered Securities.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities summarizes certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities and the extent, if any, to which such general provisions may apply to any series of Debt Securities will be described in the Prospectus Supplement relating to such series.

     The Debt Securities are to be issued under one or more Indentures (collectively, the "Indenture") between the Company and a trustee selected by the Company, which trustee shall be named in a Prospectus Supplement (the "Trustee"). The following statements are subject to the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement. Wherever any particular provisions of the Indenture or terms defined therein are referred to, such provisions and terms are incorporated by reference as a part of the statements made herein and such statements are qualified in their entirety by such references. References to particular sections of the Indenture are noted below. Defined terms used herein but not defined herein shall have the meanings ascribed to them in the Indenture.

GENERAL

     The Debt Securities may be either Senior Securities or Subordinated Securities and will be unsecured. The Indenture does not limit the amount of Debt Securities which may be issued thereunder and Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. (Section 301) Debt Securities will be issued from time to time and offered on terms determined by market conditions at the time of sale.

     The Senior Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. To the extent provided in the Prospectus Supplement relating thereto, the Company may be required to secure Senior Securities equally and ratably with other Debt (as defined in the Indenture) with respect to which the Company elects or is required to provide security. The Subordinated Securities will be unsecured and will be subordinated and junior to all "Senior Indebtedness" (which for this purpose includes any Senior Securities) to the extent set forth in the applicable supplemental Indenture and the Prospectus Supplement relating to such series.

     The Debt Securities may be issued in one or more series with the same or various maturities at par, at a premium or at a discount. Any Debt Securities bearing no interest or interest at a rate which at the time of issuance is below market rates will be sold at a discount (which may be substantial) from their stated principal amount. Federal income tax consequences and other special considerations applicable to any such substantially discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

     Reference is made to the Prospectus Supplement for the following terms of the Debt Securities offered hereby: (i) the designation, aggregate principal amount and authorized denominations of such Debt Securities; (ii) the percentage of their principal amount at which such Debt Securities will be issued; (iii) the date or dates on which the Debt Securities will mature; (iv) the rate or rates (which may be fixed or floating) per annum at which the Debt Securities will bear interest, if any, or the method of determining such rate or rates; (v) the date or dates on which any such interest will be payable, the date or dates on which payment of any such interest will commence and the Regular Record Dates for such Interest Payment Dates; (vi) whether such Debt Securities are Senior Securities or Subordinated Securities; (vii) the terms of any mandatory or optional redemption (including any provisions for any sinking, purchase or other analogous fund) or repayment option; (viii) the currency, currencies or currency units for which the Debt Securities may be purchased and the currency, currencies or currency units in which the principal thereof, any premium thereon and any interest thereon may be payable; (ix) if the currency, currencies or currency units for which the Debt Securities may be purchased or in which the principal thereof, any premium thereon and any interest thereon may be payable is at the election of the Company or the purchaser, the manner in which such election may be made; (x) if the amount of payments on the Debt Securities is determined with reference to an index based on one or more currencies or currency units, changes in the price of one or more securities or changes in the price of one or more commodities, the manner in which such amounts may be determined; (xi) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent Global Security will be paid; (xii) the terms and conditions upon which conversion or exchange of the Debt Securities into or for Common Stock, Preferred Stock or other Debt Securities will be effected, including the conversion price or exchange ratio, the conversion or exchange period and any other conversion or exchange provisions; (xiii) information with respect to book-entry procedures, if any; (xiv) a discussion of certain Federal income tax, accounting and other special considerations, procedures and limitations with respect to the Debt Securities; and (xv) any other specific terms of the Debt Securities not inconsistent with the Indenture.

     If any of the Debt Securities are sold for one or more foreign currencies or foreign currency units or if the principal of, premium, if any, or any interest on any series of Debt Securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, Federal income tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating thereto.

     Unless otherwise specified in the Prospectus Supplement, the principal of, any premium on, and any interest on the Debt Securities will be payable, and the Debt Securities will be transferable, at the Corporate Trust Office of the Trustee specified in the applicable Indenture, provided that payment of interest, if any, may be made at the option of the Company by check mailed on or before the payment date, first class mail, to the address of the person entitled thereto as it appears on the registry books of the Company or its agent.

     Unless otherwise specified in the Prospectus Supplement, the Debt Securities will be issued only in fully registered form and in denominations of $1,000 and any integral multiple thereof. (Sections 301 and 302) No service charge will be made for any transfer or exchange of any Debt Securities, but the Company may, except in certain specified cases not involving any transfer, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

GLOBAL SECURITIES

     The Debt Securities of a series may be issued, in whole or in part, in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee of such Depositary to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

     Payments of principal of, any premium on, and any interest on, individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. Neither the Company, the Trustee for such Debt Securities, any Paying Agent, nor the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Security, receive individual Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

SENIOR SECURITIES

     The Senior Securities will be direct, unsecured obligations of the Company, and will constitute Senior Indebtedness (in each case as defined in the applicable supplemental Indenture) ranking on a parity with all other unsecured and unsubordinated indebtedness of the Company.

SUBORDINATED SECURITIES

     The Subordinated Securities will be direct, unsecured obligations of the Company. The obligations of the Company pursuant to the Subordinated Securities will be subordinate in right of payment to the extent set forth in the Indenture and the applicable supplemental Indenture to all Senior Indebtedness (including all Senior Securities) (in each case as defined in the applicable supplemental Indenture). Except to the extent otherwise set forth in a Prospectus Supplement, the Indenture does not contain any restriction on the amount of Senior Indebtedness which the Company may incur.

     The terms of the subordination of a series of Subordinated Securities, together with the definition of Senior Indebtedness related thereto, will be as set forth in the applicable supplemental Indenture and the Prospectus Supplement relating to such series.

     The Subordinated Securities will not be subordinated to indebtedness of the Company which is not Senior Indebtedness, and the creditors of the Company who do not hold Senior Indebtedness will not benefit from the subordination provisions described herein. In the event of the bankruptcy or insolvency of the Company before or after maturity of the Subordinated Securities, such other creditors would rank pari passu with holders of the Subordinated Securities, subject, however, to the broad equity powers of the Federal bankruptcy court pursuant to which such court may, among other things, reclassify the claims of any series of Subordinated Securities into a class of claims having a different relative priority with respect to the claims of such other creditors or any other claims against the Company.

CERTAIN DEFINITIONS

     Certain terms defined in Section 101 of the Indenture are summarized below.

     "Debt" means indebtedness for money borrowed.

     "Subsidiary", when used with respect to the Company, means (i) any corporation of which a majority of the outstanding voting stock is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or both, (ii) a partnership in which the Company or any Subsidiary of the Company is, at the date of determination, a general or limited partner of such partnership, but only if the Company or its Subsidiary is entitled to receive more than fifty percent of the assets of such partnership upon its dissolution, or (iii) any other

Person (other than a corporation or partnership) in which the Company or any Subsidiary of the Company, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

COVENANTS

     The Indenture contains certain covenants that will be applicable (unless waived or amended) so long as any of the Debt Securities are outstanding, unless stated otherwise in the Prospectus Supplement.

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Indenture provides that the Company may not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless (i) the successor Person shall be a corporation or partnership organized and existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of, any premium on, and any interest on, all the outstanding Debt Securities and the performance of every covenant in the Indenture on the part of the Company to be performed or observed; (ii) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction. (Section 801) In case of any such consolidation, merger, conveyance or transfer, such successor Person will succeed to and be substituted for the Company as obligor on the Debt Securities, with the same effect as if it had been named in the Indenture as the Company. (Section 802 )

EVENTS OF DEFAULT; WAIVER AND NOTICE THEREOF; DEBT SECURITIES IN FOREIGN CURRENCIES

     As to any series of Debt Securities, an Event of Default is defined in the Indenture as (a) default for 30 days in payment of any interest on the Debt Securities of such series; (b) default in payment of principal of or any premium on the Debt Securities of such series at maturity; (c) default in payment of any sinking or purchase fund or analogous obligation, if any, on the Debt Securities of such series; (d) default by the Company in the performance of any other covenant or warranty contained in the Indenture for the benefit of such series which shall not have been remedied by the end of a period of 60 days after notice is given as specified in the Indenture; (e) certain events of bankruptcy, insolvency and reorganization of the Company; and (f) to the extent set forth in the applicable supplemental Indenture and Prospectus Supplement, certain defaults under other Debt. (Section 501)

     A default under one series of Debt Securities will not necessarily be a default under another series. Any additions, deletions or other changes to the Events of Default which will be applicable to a series of Debt Securities will be described in the Prospectus Supplement relating to such series of Debt Securities.

     The Indenture provides that (i) if an Event of Default described in clause
(a), (b), (c), (d) or (f) above (if the Event of Default under clause (d) is with respect to less than all series of Debt Securities then outstanding) shall have occurred and be continuing with respect to any series, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding (each such series acting as a separate class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all outstanding Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately and (ii) if an Event of Default described in clause (d) or (f) above (if the Event of Default under clause (d) is with respect to all series of Debt Securities then outstanding) shall have occurred and be continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of all Debt Securities then outstanding (treated as one class) may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof specified in the terms thereof) of all Debt Securities then outstanding and the interest accrued thereon, if any, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, any premium on, or any interest on, such Debt Securities and in compliance with certain covenants) may be waived by the holders of a majority in aggregate principal amount of the Debt Securities of such series then outstanding. If an Event of Default described in clause (e) occurs and is continuing, then the principal amount (or, in the case of Debt Securities originally issued at a discount, such portion of the principal amount as may be specified in the terms hereof) of all the Debt Securities then outstanding and all accrued interest thereon shall become and be due and payable immediately, without any declaration or other act by the Trustee or any other Holder. (Sections 502 and 513)

     Under the Indenture the Trustee must give to the holders of each series of Debt Securities notice of all uncured defaults known to it with respect to such series within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods); provided that, except in the case of default in the payment of principal of, any premium on, or any interest on, any of the Debt Securities, or default in the payment of any sinking or purchase fund installment or analogous obligations, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Debt Securities of such series. (Section 602)

     No holder of any Debt Securities of any series may institute any action under the Indenture unless (a) such holder shall have given the Trustee written notice of a continuing Event of Default with respect to such series, (b) the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series then outstanding shall have requested the Trustee to institute proceedings in respect of such Event of Default, (c) such holder or holders shall have offered the Trustee such reasonable indemnity as the Trustee may require, (d) the Trustee shall have failed to institute an action for 60 days thereafter and (e) no inconsistent direction shall have been given to the Trustee during such 60-day period by the holders of a majority in aggregate principal amount of Debt Securities of such series. (Section 507)

     The holders of a majority in aggregate principal amount of the Debt Securities of any series affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such series of Debt Securities. (Section 512) The Indenture provides that, in case an Event of Default shall occur and be continuing, the Trustee, in exercising its rights and powers under the Indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. (Section 601) The Indenture further provides that the Trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it. (Section 601)

     The Company must furnish to the Trustee within 120 days after the end of each fiscal year a statement signed by one of certain officers of the Company to the effect that a review of the activities of the Company during such year and of its performance under the Indenture and the terms of the Debt Securities has been made, and, to the best of the knowledge of the signatories based on such review, the Company has complied with all conditions and covenants of the Indenture or, if the Company is in default, specifying such default. (Section
1004)

     If any Debt Securities are denominated in a coin or currency other than that of the United States, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action as herein described, the principal amount of such Debt Securities shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange into United States dollars for the currency in which such Debt Securities are denominated (as evidenced to the Trustee by an Officers' Certificate) as of the date the taking of such action by the holders of such requisite principal amount is evidenced to the Trustee as provided in the Indenture. (Section 104)

     If any Debt Securities are Original Issue Discount Securities, then for the purposes of determining whether the holders of the requisite principal amount of Debt Securities have taken any action herein described, the principal amount of such Debt Securities shall be deemed to be the portion of such principal amount that would be due and payable at the time of the taking of such action upon a declaration of acceleration of maturity thereof. (Section 101)

MODIFICATION OF THE INDENTURE

     The Company and the Trustee may, without the consent of the holders of the Debt Securities, enter into indentures supplemental to the Indenture for, among others, one or more of the following purposes; (i) to evidence the succession of another corporation to the Company, and the assumption by such successor of the Company's obligations under the Indenture and the Debt Securities of any series;
(ii) to add covenants of the Company, or surrender any rights of the Company, for the benefit of the holders of Debt Securities of any or all series; (iii) to cure any ambiguity, omission, defect or inconsistency in such Indenture; (iv) to establish the form or terms of any series of Debt Securities, including any Subordinated Securities; (v) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of Debt Securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with such Indenture; and (vi) to provide any additional Events of Default. (Section 901)

     With certain exceptions, the Indenture or the rights of the holders of the Debt Securities may be modified by the Company and the Trustee with the consent of the holders of a majority in aggregate principal amount of the Debt Securities of each series affected by such modification then outstanding, but no such modification may be made without the consent of the holder of each outstanding Debt Security affected thereby which would (i) change the maturity of any payment of principal of, or any premium on, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest or any premium thereon, or change the method of computing the amount of principal thereof or interest thereon on any date or change any place of payment where, or the coin or currency in which, any Debt Security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof (or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be), or (ii) reduce the percentage in principal amount of the outstanding Debt Securities of any series, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences provided for in the Indenture, or (iii) modify any of the provisions of certain Sections of the Indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Debt Security affected thereby. (Section 902)

DISCHARGE AND DEFEASANCE

     Unless otherwise set forth in the applicable Prospectus Supplement, the Company can discharge or defease its obligations with respect to any series of Debt Securities as set forth below. (Article Four)

     The Company may discharge all of its obligations (except those set forth below) to holders of any series of Debt Securities issued under any Indenture that have not already been delivered to the Trustee for cancellation and that have either become due and payable, or are by their terms due and payable within one year (or scheduled for redemption within one year), by irrevocably depositing with the Trustee cash or U.S. Government Obligations (as defined in such Indenture), or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments, if any, thereon when due. (Section 401)

     Unless otherwise provided in the applicable Prospectus Supplement, the Company may also elect at any time to (a) defease and be discharged from all of its obligations (except those set forth below) to holders of any series of Debt Securities issued under each Indenture ("defeasance") or (b) be released from all of its obligations with respect to certain covenants applicable to any series of Debt Securities issued under each supplemental Indenture ("covenant defeasance"), if, among other things: (i) the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations, or a combination thereof, as trust funds in an amount certified to be sufficient to pay when due the principal of, premium, if any, and interest, if any, on all outstanding Debt Securities of such series and to make any mandatory sinking fund payments, if any, thereon when due and such funds have been so deposited for 91 days; (ii) such deposit will not result in a breach or violation of, or cause a default under, any agreement or instrument to which the Company is a party or by which it is bound; and (iii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of such series of Debt

Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the Federal income tax treatment of such holders' principal and interest payments, if any, on such series of Debt Securities. (Section 403)

                         DESCRIPTION OF PREFERRED STOCK

     The following is a description of certain general terms and provisions of the Preferred Stock. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below.

     The Board of Directors of the Company (the "Board of Directors") is authorized, without action by the holders of Common Stock, to issue up to 25,000,000 shares of Preferred Stock in one or more series. Prior to issuance of shares of each series, the Board of Directors is required by the Delaware General Corporation Law (the "DGCL") and the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") to adopt resolutions and file a Certificate of Designations (the "Certificate of Designations") with the Secretary of State of the State of Delaware, fixing for each such series the designations, powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereon, including, but not limited to, dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences as are permitted by the DGCL. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of such shares might believe to be in their best interests or in which holders of some, or a majority, of such shares might receive a premium for their shares over the then-market price of such shares.

     Subject to limitations prescribed by the DGCL, the Board of Directors is authorized to fix the number of shares constituting each series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or duly authorized committee thereof. The Preferred Stock offered hereby will, upon issuance and full payment of the purchase price therefor, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

     Reference is made to the Prospectus Supplement relating to the series of Preferred Stock being offered for the specific terms thereof, including: (i) the title and stated value of such Preferred Stock; (ii) the number of shares of such Preferred Stock offered, the liquidation preference per share and the purchase price of such Preferred Stock; (iii) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock; (iv) whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on such Preferred Stock shall accumulate; (v) the procedures for any auction and remarketing, if any, for such Preferred Stock; (vi) the provisions for a sinking fund, if any, for such Preferred Stock; (vii) the provisions for redemption, if applicable, of such Preferred Stock; (viii) any listing of such Preferred Stock on any securities exchange; (ix) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof) and conversion period; (x) voting rights, if any, of such Preferred Stock; (xi) a discussion of any material and/or special Federal income tax considerations applicable to such Preferred Stock; (xii) the relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (xiii) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and (xiv) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock.

     The transfer agent and registrar for each series of Preferred Stock will be described in the related Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

     The following summary does not purport to be complete and is subject in all respects to the applicable provisions of the DGCL and the Certificate of Incorporation. The Company is presently authorized to issue 200,000,000 shares of Common Stock, par value $0.01 per share. At the close of business on March 27, 1997, an aggregate of 68,395,368 shares of Common Stock were outstanding.

     Subject to such preferential rights as may be granted by the Board of Directors in connection with the future issuance of Preferred Stock, holders of Common Stock are entitled to one vote for each share held. Such holders are not entitled to cumulative voting for the purpose of electing directors and have no preemptive or similar right to subscribe for, or to purchase, any shares of Common Stock or other securities to be issued by the Company in the future. Accordingly, the holders of more than 50% in voting power of the shares of Common Stock voting generally for the election of directors will be able to elect all of the Company's directors. At March 27, 1997, Loews Corporation beneficially owned 51.2% of the outstanding shares of Common Stock and was in a position to control actions that require the consent of stockholders, including the election of directors, amendment of the Certificate of Incorporation and any mergers or any sale of substantially all of the assets of the Company.

     Holders of shares of Common Stock have no exchange, conversion or preemptive rights and such shares are not subject to redemption. All outstanding shares of Common Stock are, and upon issuance and full payment of the purchase price therefor the shares of Common Stock offered hereby will be, duly authorized, validly issued, fully paid and nonassessable. Subject to the prior rights, if any, of holders of any outstanding class or series of Preferred Stock having a preference in relation to the Common Stock as to distributions upon the dissolution, liquidation and winding-up of the Company and as to dividends, holders of shares of Common Stock are entitled to share ratably in all assets of the Company which remain after payment in full of all debts and liabilities of the Company, and to receive ratably such dividends, if any, as may be declared by the Board of Directors from time to time out of funds and other property legally available therefor.

     The Company is a Delaware corporation and is subject to Section 203 ("Section 203") of the DGCL. In general, Section 203 will prevent an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) of the Company from engaging in a "business combination" (as therein defined) with the Company for three years following the date such person became an interested stockholder, unless (i) before such person became an interested stockholder, the Board of Directors approved the business combination in question, or the transaction which resulted in such person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the interested stockholder becoming such, the interested stockholder owns at least 85% of the voting stock of the Company outstanding at the time such transaction commenced (excluding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or
(iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of not less than 66 2/3% of the outstanding voting stock of the Company not owned by the interested stockholder. Under Section 203, the restrictions described above do not apply to certain business combinations proposed by an interested stockholder following the announcement (or notification) of one of certain extraordinary transactions involving the Company and a person who had not been an interested stockholder during the preceding three years or who became an interested stockholder with the approval of the Board of Directors, and which transactions are approved or not opposed by a majority of the members of the Board of Directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. Section 203 does not apply to Loews Corporation because it has been more than three years since Loews Corporation became an interested stockholder.

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C., whose principal offices are located at 450 West 33rd Street, New York, New York 10001.

                       DESCRIPTION OF SECURITIES WARRANTS

     The Company may issue Securities Warrants for the purchase of Debt Securities or Preferred Stock. Securities Warrants may be issued independently or together with any Debt Securities or shares of Preferred Stock offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities or shares of Preferred Stock. The Securities Warrants are to be issued under Warrant Agreements to be entered into between the Company and the Warrant Agent named in the Prospectus Supplement relating to the particular issue of Securities Warrants (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrants or beneficial owners of Securities Warrants. The following summaries of certain provisions of the form of Warrant Agreement and Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable Warrant Agreement and the Securities Warrants.

GENERAL

     If Securities Warrants are offered, the Prospectus Supplement will describe the terms of the Securities Warrants, including the following: (i) the offering price; (ii) the currency, currencies or currency units for which Securities Warrants may be purchased; (iii) the designation, aggregate principal amount, currency, currencies or currency units and terms of the Debt Securities purchasable upon exercise of the Securities Warrants and the price at which such Debt Securities may be purchased upon such exercise; (iv) the designation, number of shares and terms of the series of Preferred Stock purchasable upon exercise of the Securities Warrants to purchase Preferred Stock and the price at which such shares of Preferred Stock may be purchased upon such exercise; (v) if applicable, the designation and terms of the Debt Securities or Preferred Stock with which the Securities Warrants are issued, and the number of Securities Warrants issued with each such Debt Security or share of Preferred Stock; (vi) if applicable, the date on and after which the Securities Warrants and the related Debt Securities or shares of Preferred Stock will be separately transferable; (vii) the date on which the right to exercise the Securities Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (viii) whether the Securities Warrants will be issued in registered or bearer form; (ix) a discussion of certain Federal income tax, accounting and other special considerations, procedures and limitations relating to the Securities Warrants; and (x) any other terms of the Securities Warrants.

     Securities Warrants may be exchanged for new Securities Warrants of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Before the exercise of their Securities Warrants, holders of Securities Warrants will not have any of the rights of holders of the Debt Securities or shares of Preferred Stock purchasable upon such exercise, including the right to receive payments of principal of, any premium on, or any interest on, the Debt Securities purchasable upon such exercise or to enforce the covenants in the Indenture or to receive payments of dividends, if any, on the Preferred Stock purchasable upon such exercise or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

     Each Securities Warrant will entitle the holder to purchase such principal amount of Debt Securities or such number of shares of Preferred Stock at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Securities Warrant. Securities Warrants may be exercised at such times as are set forth in the Prospectus Supplement relating to such Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

     Subject to any restrictions and additional requirements that may be set forth in the Prospectus Supplement relating thereto, Securities Warrants may be exercised by delivery to the Warrant Agent of the certificate evidencing such Securities Warrants properly completed and duly executed and of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities or shares of Preferred Stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as

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

set forth in the Prospectus Supplement relating to the Securities Warrants. Upon receipt of such payment and the certificate representing the Securities Warrants to be exercised properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities or shares of Preferred Stock purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of Securities Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities offered hereby (1) through underwriters or dealers; (2) through agents; (3) directly to purchasers; or (4) through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act. The Prospectus Supplement relating to the Offered Securities will set forth their offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents, any initial public offering price, any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers, and any securities exchanges on which the Offered Securities may be listed.

     If underwriters or dealers are used in the sale, the Offered Securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the Prospectus Supplement, the obligations of underwriters or dealers to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

     Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

     Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments they may be required to make in respect thereof. The terms and conditions of such indemnification will be described in an applicable Prospectus Supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     Each series of Offered Securities other than Common Stock will be a new issue of securities with no established trading market. Any underwriters to whom Offered Securities are sold by the Company for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any Offered Securities.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by Weil, Gotshal & Manges LLP, 700 Louisiana, Suite 1600, Houston, Texas 77002, and for the underwriters, dealers or agents, if any, by Andrews & Kurth L.L.P., 425 Lexington Avenue, New York, New York 10017, unless otherwise specified in the Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements of the Company and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report with respect thereto, and is incorporated by reference herein, in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ---------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE OFFERED SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                             ---------------------

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